Exhibit 5

                                 FORM OF OPINION

                                                                    May 29, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  BestNet Communications Corp.
          2000 Incentive Stock Plan

Ladies and Gentlemen:

     We have acted as counsel to BestNet Communications Corp., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the registration of 5,000,000 shares of its Common Stock, $.001 par value (the "Shares"), issuable pursuant to the Company's 2000 Incentive Stock Plan (the "Plan").

     In that connection, we have examined minutes of a meeting of the Company's Board of Directors held on July 5, 2000, at which the Shares were authorized for issuance under the Plan. We have further examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation and the Bylaws of the Company, including all amendments thereto. For purposes of our opinion, we have assumed the availability of a sufficient number of authorized and unissued shares at the time of such issuance.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        SQUIRE, SANDERS & DEMPSEY L.L.P.